Exhibit 10.21

DUPONT FABROS TECHNOLOGY, INC.

Stock Award Agreement

THIS STOCK AWARD AGREEMENT (the “Agreement”), effective as of the          day of                         , governs the Stock Award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), to                              (the “Participant”), in accordance with and subject to the provisions of the Company’s 2007 Equity Compensation Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Awards. In accordance with the Plan, and effective as of October 18, 2007 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of              shares of Common Stock (the “Stock Award”).

2. Vesting. The Participant’s interest in the Stock Award shall be vested and nonforfeitable as of the Date of Grant.

3. Transferability. The shares of Common Stock covered by the Stock Award are transferable as of the Date of Grant, subject to the requirements of applicable securities laws.

4. Shareholder Rights. The Participant shall have all of the rights as a shareholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends on the shares.

5. Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Stock Award.

7. No Right to Continued Employment. The grant of the Stock Award does not give the Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[NAME OF PARTICIPANT]

By:

Name:

Title:

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